Exhibit 99.1

Spectral AI Announces 2025 Fourth Quarter and

Full Year Financial Results and Introduces Revenue Guidance for 2026

Overview

•	Full Year Research & Development Revenue of $19.7 Million; Q4 2025 Revenue of $3.8 Million

•	Cash Rose to $15.4 Million at December 31, 2025

DALLAS, TX – March 24, 2026 - Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence (“AI”) company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, today announced financial results for the fourth quarter (“Q4 2025”) and full year (“FY 2025”) ended December 31, 2025 and provided an update on its ongoing activities related to the commercialization of its proprietary, AI-driven DeepView® System for burn indication.

“2025 was a pivotal year for Spectral AI, highlighted by the submission of our De Novo 510(k) application to the U.S. Food and Drug Administration (“FDA”) of our DeepView System for burn indication,” said Vincent Capone, Chief Executive Officer of Spectral AI. “We continue to make significant progress along numerous fronts in preparation for the anticipated commercialization of this innovative diagnostic device. The reception of our technology at burn conferences in the U.S., UK, and Europe has been exceptional.”

Mr. Capone concluded, “We ended the year in a strong financial position, especially with our cash balance above $15.0 million at year-end, and we continue to manage expenses to ensure that spending aligns with our strategic priorities and commercialization. We are confident that we have the people, processes, and platform in place to prepare for the next exciting phase of our growth.”

Additional BARDA Funding

As previously announced, the Company received $31.7 million in funding from the Biomedical Advanced Research and Development Authority (“BARDA”) to accelerate and support the development of additional feature aspects for the DeepView System. The Company has committed to provide an additional $9.7 million to the total overall development costs associated with these feature advancements. This immediate, non-dilutive funding was advanced in addition to the $54.9 million of funding committed to date as part of the Company’s current contract with BARDA that is valued at up to $150.0 million.

2025 FINANCIAL RESULTS OVERVIEW

All comparisons to Q4 2025 and FY 2025 are to the comparable periods ended December 31, 2024 unless otherwise stated.

Research & Development Revenue

Research & Development revenue for Q4 2025 was $3.8 million compared to $7.6 million, reflecting the anticipated reduction in research direct labor, clinical trial and other reimbursed study costs relative to 2024 as the Company moved closer to completion of the base phase of its contract with BARDA (the “BARDA PBS Contract”).

Research & Development Revenue for FY 2025 decreased to $19.7 million from $29.6 million, reflecting the anticipated overall reduction in the Company’s reimbursed costs associated with the BARDA PBS Contract during 2025 following the Company’s submission of its De Novo application to the FDA.

Gross Margin

Gross margin for Q4 2025 was 39.8% compared to 44.0% due primarily to a lower percentage of reimbursed direct labor as a component of overall revenue from the BARDA PBS Contract.

Gross margin for FY 2025 was 45.4% compared to 44.9%, reflecting a consistent mix of direct labor as a percentage of the total work performed on the BARDA PBS Contract from the prior year.

General & Administrative Expense

General and administrative expenses in Q4 2025 were $4.0 million, down from $4.5 million in Q4 2024 and reflecting lower spending on third party accounting and legal providers.

For FY 2025, general and administrative expenses were $17.5 million, down from $19.9 million reflecting a continued focus on operating efficiencies at the Company.

Net Income/(Loss)

Net income for Q4 2025 was $0.6 million, or $0.02 per diluted share, compared to a net loss of $(7.7) million in Q4 2024, or $(0.41) per diluted share. Net income in Q4 2025 included a $4.0 million gain in the fair value of the Company’s warrant liability as compared to a loss of $(5.4) million.

For FY 2025, net loss was $(7.6) million, or $(0.29) per diluted share, compared to a net loss of $(15.3) million, or $(0.85) per diluted share in FY 2024, primarily due to the change in the fair value of the Company’s warrant liability, reduced borrowing-related costs of $1.5 million net of amortization of debt discount, and improved operating efficiencies.

Financial Condition

As of December 31, 2025, cash improved to $15.4 million from $5.2 million as of December 31, 2024, reflecting the previously announced debt and equity financings completed during the year, as well as warrant and stock option exercises.

2026 Guidance

The Company is forecasting revenue of approximately $18.5 million for the year ending December 31, 2026, primarily reflecting the continued development of the Company’s DeepView System through the BARDA PBS Contract. This guidance does not include any material contributions from the sale of the DeepView System for the burn indication.

CONFERENCE CALL

The Company will host a conference call today at 5:00 pm Eastern Time to discuss these results. Investors interested in participating in the live call can dial:

•	833-890-6620 – U.S.

•	412-564-3789 – International

A simultaneous webcast of the call may be accessed online from the Events section of the Investor Relations page of the Company’s website at https://investors.spectral-ai.com/news-events/events.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView System. The DeepView System is being developed as a predictive diagnostic device to offer clinicians an objective and immediate assessment of a burn wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal of exceeding the current standard of care in the future, the DeepView System is expected to provide fast and accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. Spectral AI has been named to TIME’s list of World’s Top HealthTech companies 2025. For more information about the DeepView System, visit www.spectral-ai.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the SEC, including the Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

For Media and Investor Relations, please contact:

The Equity Group
Devin Sullivan	Conor Rodriguez
Managing Director	Associate
dsullivan@theequitygroup.com	crodriguez@theequitygroup.com

Spectral AI, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Current Assets:
Cash	$15,394	$5,157
Accounts receivable, net	1,267	2,505
Inventory	838	425
Prepaid expenses	821	1,289
Other current assets	1,133	746
Total current assets	19,453	10,122
Non-current assets:
Property and equipment, net	258	2
Right-of-use assets	1,407	1,971
Other assets	287
Total Assets	$21,405	$12,095

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,010	$4,035
Accrued expenses	2,341	3,210
Deferred revenue	154	960
Lease liabilities, short-term	734	201
Notes payable, current	2,854	422
Notes payable – at fair value	-	2,365
Warrant liabilities	11,533	6,451
Total current liabilities	20,626	17,644
Note payable, long-term	5,538	-
Lease liabilities, long-term	968	1,702
Total Liabilities	27,132	19,346
Stockholders’ Deficit
Preferred stock ($0.0001 par value); 1,000,000 shares authorized; no shares issued and outstanding as of December 31, 2025 and December 31, 2024
Common stock ($0.0001 par value); 80,000,000 shares authorized; 30,688,895 and 22,594,877 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	3	2
Additional paid-in capital	50,030	40,847
Accumulated other comprehensive income	40	3
Accumulated deficit	(55,800)	(48,103)
Total Stockholders’ Deficit	(5,727)	(7,251)
Total Liabilities and Stockholders’ Deficit	$21,405	$12,095

Spectral AI, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Research and development revenue	$3,849	$7,604	$19,650	$29,581
Cost of revenue	(2,318)	(4,256)	(10,725)	(16,307)
Gross profit	1,531	3,348	8,925	13,274

Operating costs and expenses:
General and administrative	4,012	4,459	17,528	19,856
Total operating costs and expenses	4,012	4,459	17,528	19,586

Operating loss	(2,481)	(1,111)	(8,603)	(6,582)

Other income (expense):
Net interest (expense) income	(289)	14	(886)	14
Borrowing related costs	(182)	(931)	(1,051)	(2,965)
Amortization of debt discount	(455)		(455)
Change in fair value of warrant liability	4,011	(5,351)	3,249	(4,633)
Change in fair value of notes payable	-	(213)	220	(220)
Foreign exchange transaction (loss), net	(3)	(9)	(34)	(43)
Other income (expenses), including transaction costs	-	1	0	(615)
Total other income (expense), net	3,082	(6,488)	1,043	(8,462)

Income (loss) before income taxes	601	(7,599)	(7,560)	(15,044)
Income tax provision	41	(143)	(11)	(271)
Net incomes (loss)	$642	$(7,742)	$(7,571)	$(15,315)

Net income (loss) per share of common stock – basic	$0.02	$(0.41)	$(0.29)	$(0.85)
Weighted average common shares outstanding – basic	30,291,447	18,810,771	26,518,476	17,934,218
Net income (loss) per share of common stock – diluted	$0.02	$(0.41)	$(0.29)	$(0.85)
Weighted average common shares outstanding – diluted	30,394,028	18.810,771	26,518,476	17,934,218

Spectral AI, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands, except share and per share data)

	Twelve Months Ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net loss	$(7,571)	$(15,315)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	71	10
Amortization of debt issuance costs	454	-
Stock-based compensation	1,115	1,032
Amortization of right-of-use assets	564	578
Change in fair value of warrant liabilities	(3,249)	4,633
Change in fair value of notes payable	(220)	220
Costs from issuance of common stock	-	372
Issuance of shares for borrowing related costs	241	1,143
Transaction costs allocated to Avenue Warrants, Investor Warrants and Hudson Warrants	704	-
Accounts receivable	1,238	(159)
Inventory	(413)	(195)
Prepaid expenses	761	163
Other assets	(387)	55
Accounts payable	(1,025)	1,426
Accrued expenses	(869)	(1,090)
Deferred revenue	(806)	(1,351)
Lease liabilities	(528)	(721)
Net cash used in operating activities	(9,920)	(9,198)
Proceeds from issuance of common stock and warrants	10,638	4,060
Payment of issuance costs	(642)	-
Proceeds from notes payable	8,285	12,096
Payment of borrowing costs	(47)
Proceeds from notes payable - related party	-	1,000
Payments for notes payable	(1,529)	(7,758)
Proceeds from warrant exercises	2,526	-
Stock option exercises	889	177
Net cash provided by financing activities	20,120	9,575
Effect of exchange rates changes on cash	37	(9)
Net increase in cash	10,237	367
Cash, beginning of period	5,157	4,790
Cash, end of period	$15,394	$5,157